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                                                                EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the captions "Experts" and "Change of Accountants" and to the use of our report dated January 28, 1998, except for Note 11, as to which the date is May 26, 1998, in the Registration Statement (Form S-4) and related Prospectus of Steel Heddle Mfg. Co. for the registration of $100 million in Series B 10 5/8% Senior Subordinated Notes due 2008.


                                                /s/ Ernst & Young LLP


Greenville, S.C.
August 6, 1998